Exhibit 10.28

[ION LETTERHEAD]

December 19, 2007

Norm Corn
Chief Executive Officer
[Address]
[City, State Zip]

Dear Norm:

The purpose of this letter is to clarify your relationship with Ion Networks, Inc.(the “Company”) in the 6 months from the closing of the sale of substantially all of the assets ( the “Sale”) of the Company to Cryptek, Inc.(“Cryptek”). You will continue to serve as Chief Executive Officer of the Company at your current salary with all benefits that are provided to you by the Company through its relationship with Adminstaff. In addition to your services listed below, you will continue to administer the public filings of the Company, subject to review by the Board of Directors of the Company (the “Board”), as well as with the Company’s accountants and attorneys. Such filings will include, without limitation, filings required as a result of the Sale. In light of the changed direction of the Company as contemplated by the Proxy Statement dated December 11, 2007 presented to shareholders, your services will now include your active involvement in the potential utilization of the Company’s public company status in order to effectuate a merger, consolidation, combination, exchange of shares or other possible transaction (the “Transaction”) with an unaffiliated third party. In connection therewith, you will work with Mr. Patrick Delaney, the Company’s Chief Financial Officer, the Board, the Company’s attorneys and accountants and, if called for by the Board, any investment banker offering advice and/or fairness opinions to consummate the Transaction. The Company also recognizes that despite your best efforts, a Transaction may not be completed for any number of reasons, including a decision by the Board that it is not in the best interests of the Company’s shareholders. If that is the case, you will work, if and to the extent directed by the Board, to take such other and further actions, including the distribution of the remaining cash proceeds of the Sale to the shareholders of the Company and to effectuate an ordinary liquidation of the Company, including deregistering the Company as a public company. Towards that end, you will keep the Board current on the budgetary requirements of the Company and will make provision for payment of the net proceeds distributable to stockholders in accordance with the Company’s Articles of Incorporation, as determined by the Board in conjunction with legal counsel.

If for any reason, the closing of the Sale to Cryptek does not occur on or before January 31, 2008, this letter agreement will be null and void.

It is recognized and agreed that your current agreements with Company provide for a severance payment under certain circumstances (the “Severance”). It is agreed that 50% of such entitlement will be paid within 3 business days of the closing of the Sale and that 50% will be paid at the expiration of the term of this engagement. The Company further agrees that if the Board determines that you have completed your duties before the expiration of the six month engagement, it will pay you your remaining salary for the six month term and the second half of the severance payment at or about the time of such determination.

Provided that the Company complies with the terms hereof, you waive any other or further claim with respect to the Severance, or any other claim to compensation or benefits except as provided herein. The Company recognizes that although the foregoing is intended to be your primarily responsibility for the next 6 months, it may not require your full time and attention. Recognizing this possibility, the Company consents in your engaging in other activates that are not in any way in conflict with the responsibilities set forth above and that will not detract from the time and energies needed to fulfill your obligations to the Company. You acknowledge that you have the opportunity to carefully review the above, and if you deem appropriate to seek your own legal advice and counsel in connection with this agreement. This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and may not be amended except by a duly executed amendment singed by the parties.

ION NETWORKS, INC.

By:	/s/ Stephen M. Deixler

/s/ Norm Corn
Norm Corn